                                                                    EXHIBIT 8.1

                       [HUGHES & LUCE, L.L.P. LETTERHEAD]



                                 April 1, 1996


Liberte Investors
600 N. Pearl Street
Suite 420, LB #168
Dallas, Texas 75201

Hunter's Glen/Ford, Ltd.
200 Crescent Court, Suite 1350
Dallas, Texas 75202

        Re:     Reorganization of Liberte Investors and Stock Purchase
                Agreement between Liberte Investors and Hunter's Glen/Ford, Ltd.

Ladies and Gentlemen:

        You have requested our opinion on certain federal income tax consequences of two proposed transactions: the reorganization of Liberte Investors, a Massachusetts business trust (the "Trust"), into a Delaware corporation called Liberte Investors Inc. (the "Company"), and the issuance by the Company of 8,102,439 shares of the Company's common stock, par value $.01 per share (the "Common Stock") to Hunter's Glen/Ford, Ltd. (the "Purchaser").

        In connection with rendering this opinion, you have asked us to rely on the following facts. The Trust is a publicly held entity whose shares of beneficial interest trade on the New York Stock Exchange. The Trust has 12,153,658 shares of beneficial interest outstanding. The Trust has net operating loss carryovers for federal income tax purposes that it is entitled to deduct in its current taxable year without limitation (the "NOL Carryovers"). The Company is a newly formed Delaware corporation formed for the purposes of this transaction. The Company has 1,000 shares of Common Stock outstanding, all of which are owned by the Trust. The reorganization (the "Reorganization") will take place pursuant to a written plan of reorganization to be entered into between the Trust and the Company identical to the plan of reorganization that is an exhibit to the Proxy Statement/Prospectus issued by the Trust and the Company in connection with the proposed transactions (such Proxy Statement/Prospectus referred to herein as the "Proxy Statement" and such plan of reorganization referred to herein as the "Plan of Reorganization"). Pursuant to the Plan of Reorganization, (i) the Trust will transfer all of its assets to the Company, (ii) the Company will assume all of the Trust's liabilities and issue 12,152,658 shares of Common Stock to the Trust (one share of Common Stock for each share of
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April 1, 1996
Page 2


beneficial interest in the Trust issued and outstanding, less 1,000 shares already owned by the Trust), and (iii) the Trust will distribute all such Common Stock to its shareholders in complete liquidation and termination of the Trust. Immediately after the Reorganization, pursuant to a stock purchase agreement between the Trust and the Purchaser dated January 16, 1996, as amended (the "Stock Purchase Agreement"), the Company will issue 8,102,439 shares of Common Stock to the Purchaser in exchange for cash (the "Stock Purchase"). The Reorganization and the Stock Purchase will occur on a single day (the "Closing Date"). After the Reorganization and the Stock Purchase, the Company will have 20,256,097 shares of Common Stock outstanding. The Company will not have any other securities issued or outstanding.


        In rendering this opinion, we have examined executed originals, counterparts or copies of the Stock Purchase Agreement, the proposed Plan of Reorganization, the Proxy Statement, the Registration Rights Agreement in the form attached as an exhibit to the Stock Purchase Agreement (the "Registration Rights Agreement"), and each of the other documents and agreements specifically referenced therein as we have considered necessary or appropriate. In addition, we have examined and relied upon copies of the Forms 10-K that have been filed by the Trust with the Securities and Exchange Commission and copies of the Schedules 13D and 13G filed with respect to the Trust with the Securities and Exchange Commission through the date one day before the date of this opinion. We also have examined and relied upon originals or copies of such records, certificates, representation letters and other documents and instruments as we have considered necessary or appropriate for enabling us to express the opinions herein set forth (including certificates representing factual matters we received from the Trust, the Company and the Purchaser, a representation letter from FMR Corp. to the Trust dated February 29, 1996, and a representation letter from Jeffrey S. Halis to the Trust dated January 24,
1996). In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized, or certified copies. Where documents contain factual representations, we have assumed that the representations are true, correct and complete.

        In rendering this opinion, we are also relying upon the following assumptions (some of which have been represented to us in writing):

        (a) There is no plan or intention on the part of the shareholders of the Trust, and as of the Closing Date there will be no such plan or intention, to sell, exchange, or otherwise dispose of a number of shares of the Company Common Stock to be received by them in the



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April 1, 1996
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Reorganization that would reduce the Trust's shareholders' ownership of Company
Common Stock to a number of shares having a value, as of the Closing Date, of less than fifty percent (50%) of the value of the outstanding shares of beneficial interest in the Trust immediately prior to the Reorganization.

        (b) Following the Reorganization and the Stock Purchase, the Company will continue the historic business of the Trust or use a significant portion of the Trust's historic business assets in a business.

        (c) The Company has no plan or intention, and as of the Closing Date will have no plan or intention, to sell or otherwise dispose of any of the assets of the Trust acquired in the Reorganization except for dispositions made in the ordinary course of business.

        (d) On the Closing Date, the Common Stock will be the only stock or other debt or equity security of the Company issued and outstanding (other than debt securities assumed in the Reorganization which are disclosed in the Trust's published financial statements), and the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock or any other debt or equity security of the Company. The Company has no plan or intention, and as of the Closing Date will have no plan or intention, to issue any such instrument or right.

        (e) Excluding the Purchaser and persons whose ownership of shares of beneficial interest in the Trust is reported on a Schedule 13D or 13G (or similar schedule) filed with the Securities and Exchange Commission through the date one day before the date of this opinion ("SEC Schedules"), no individual or entity (as defined in the Treasury Regulations (the "Tax Regulations") promulgated under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), hereinafter "Entity") owns, or will own as of the Closing Date, five percent or more of the outstanding shares of beneficial interest in the Trust. No individual or Entity who owns five percent or more of the outstanding shares of beneficial interest in the Trust has increased or decreased the number of shares of beneficial interest in the Trust it owns beyond the number reported in the SEC Schedules, nor does, or will (as of the Closing Date), any person have any immediate or contingent right to acquire any of the shares of beneficial interest in the Trust owned, or any of the Common Stock to be received in the Reorganization, by any such individual or Entity pursuant to a purchase agreement, option, pledge, security agreement or any other type of instrument, other than pursuant to an option, pledge and/or security agreement in a typical lending transaction subject to customary commercial conditions which is described in section 1.382-4(d)(7)(ii) of the Tax Regulations. No ownership interest in shares of beneficial
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April 1, 1996
Page 4

interest in the Trust, and no ownership interest in Common Stock, has been, or will be as of the Closing Date, structured by any individual or Entity with a direct or indirect ownership interest in shares of beneficial interest in the Trust, or in Common Stock, to avoid treating an individual or Entity as a "5-percent shareholder" of the Trust or the Company within the meaning of the Tax Regulations, or to permit the Trust or the Company to rely on the presumption provided in section 1.382-2T(g)(5)(i)(B) of the Tax Regulations, for a principal purpose of circumventing the limitation of Section 382 of the Code with respect to the Trust or the Company.

        (f) The Purchaser, and each individual or Entity to whom stock owned by the Purchaser may be directly or indirectly attributed pursuant to
Section 382 of the Code or the Tax Regulations, does not own, and as of the Closing Date will not own, any shares of beneficial interest in the Trust. As of the Closing Date, the Common Stock to be acquired by the Purchaser in the Stock Purchase will be (i) the only Common Stock owned by the Purchaser, (ii) the only Common Stock whose ownership can be attributed to the Purchaser pursuant to Section 382 of the Code or the Tax Regulations, and (iii) the only Common Stock whose ownership can be attributed (pursuant to Section 382 of the Code or the Tax Regulations) to each individual or Entity to whom stock owned by the Purchaser may be directly or indirectly attributed pursuant to Section 382 of the Code or the Tax Regulations.

        (g) (i) Each transaction contemplated by the Plan of Reorganization and the Stock Purchase Agreement will be closed in accordance with the terms of such documents without modification or waiver; (ii) the Plan of Reorganization, the Stock Purchase Agreement, and the Registration Rights Agreement constitute the only documents containing the substantive terms of such transactions; and
(iii) the Plan of Reorganization and the Stock Purchase Agreement have been duly authorized, executed and delivered by all the parties thereto and are valid and legally enforceable obligations of each of the parties thereto.

        (h) FMR Corp., DDJ Capital Management, LLC, Edward W. Rose III, and Willowwood Partners, L.P. each will deliver a signed representation letter or certificate to the Trust in substantially the form attached hereto as Exhibits A, B, C, and D, respectively.

        Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that for U.S. federal income tax purposes:

        (1) The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Trust and the Company each will be a party to the reorganization within the meaning of Section 368(b) of the Code;
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April 1, 1996
Page 5

        (2) No gain or loss will be recognized by the Trust or the Company upon the transfer of the Trust's assets and liabilities to the Company in exchange for Common Stock and the liquidation and termination of the Trust as provided in the Plan of Reorganization;

        (3) No gain or loss will be recognized by a holder of shares of beneficial interest in the Trust on receipt of Common Stock in exchange for shares of beneficial interest on the Trust;

        (4) The Company will succeed to and take into account the NOL Carryovers pursuant to Sections 381(a) and 381(c)(1) of the Code; and

        (5) The issuance of shares of Common Stock to the Trust's beneficial shareholders in the Reorganization and the issuance of shares of Common Stock to the Purchaser pursuant to the Stock Purchase Agreement will not cause the NOL Carryovers to be limited pursuant to Section 382 of the Code as applied to the Trust or the Company.

        The foregoing opinions are subject to the following qualifications and limitations:

        (a) This opinion is based upon present federal income tax law, including relevant statutes, regulations, and interpretations thereof by the Internal Revenue Service and relevant courts, all of which are subject to change.


        (b) This opinion letter is for the information and benefit of the addressees hereof and is not to be quoted, referred to, or relied on in whole or in part by any other person without our prior written consent, other than references in the Proxy Statement.


        (c) This opinion letter is limited to the matters stated herein as of the date hereof. We disavow any obligation to update this opinion letter or advise you of any changes in our opinions in the event of changes in applicable law or facts becoming effective after the date hereof or of any additional or newly discovered information that is brought to our attention.


        (d) The Company may refer to this opinion in the legal matters section of the Proxy Statement, may refer to and quote this reference to Hughes & Luce, L.L.P. and this opinion in the Federal Income Taxes Consequences section of the Proxy Statement, and may file this opinion with the Securities and Exchange Commission as an exhibit to the Company's Form S-4 Registration Statement to be filed the week of July 1, 1996.



                                        Very truly yours,

                                        /s/ HUGHES & LUCE, L.L.P.

                                            HUGHES & LUCE, L.L.P.

                                                                     EXHIBIT 8.1

                                   EXHIBIT A

                        OPINION OF HUGHES & LUCE, L.L.P.

                                   FMR CORP.
                                   [ADDRESS]


                                April ___, 1996

Liberte Investors
600 N. Pearl Street, Suite 420
Lock Box 168
Dallas, Texas 75201

Attn:     Robert T. Enloe, III
          President

Gentlemen:

         As you know, FMR Corp. filed with the SEC Amendment No. 1 to Schedule 13D dated March 12, 1996, with respect to Liberte Investors (the "Amendment"). The Amendment reports the Liberte shares of beneficial interest held directly by the Fidelity Funds and by the Accounts of FMTC after certain acquisitions and dispositions.

         You have requested that I verify certain aspects of the Fidelity Fund's and the Accounts of FMTC's ownership of Liberte shares in order to satisfy any duty of inquiry you might have under the Internal Revenue Code. In order to cooperate with you, this letter sets forth certain statements of fact. Although we understand that you will be using the statements of fact and making your own determination with respect to how the Internal Revenue Code applies with respect to the Fidelity Fund's, the Accounts of FMTC's and their partners' direct or indirect ownership of Liberte shares, FMR Corp. is not making any statement with regard to, nor taking any responsibility for, the legal conclusions that may be drawn from these factual statements, nor is FMR Corp. making any statement with regard to, or taking any responsibility for, any tax effects to Liberte which occur as a result of the Fidelity Fund's and the Accounts of FMTC's ownership of Liberte shares.

         In a previous letter to you dated February 29, 1996, FMR Corp. verified that the Liberte shares reported as owned by the Fidelity Funds in the
Schedule 13D originally filed November 22, 1994 were owned by a Delaware limited partnership (the "Fidelity Partnership") and that the Liberte shares reported in that Schedule 13D as owned by the Accounts of FMTC were owned by a Bermuda limited partnership (hereinafter, the "FMTC Partnership #1").
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Liberte Investors
April ___, 1996
Page 2


Under penalties of perjury, I hereby state as follows:

1. The 60,000 Liberte shares reported in Schedule B to the Amendment as being sold by one Account (30,000 of such shares reported as being sold on January 15, 1996 and 30,000 of such shares reported as being sold on January 16, 1996) were sold by the FMTC Partnership #1. The 382,300 shares reported in the Amendment are owned by the FMTC Partnership #1.

2. The 225,600 Liberte shares reported in Schedule B to the Amendment as being purchased by one Account (such shares being reported as purchased in various amounts between January 15, 1996 and February 29,
         1996) were purchased by a separate single entity which is a Cayman Island corporation (the "FMTC Corporation") all of the nonvoting stock of which (representing 99% of the equity) is owned by a Delaware limited partnership (the "FMTC Partnership #2"). The partners of the FMTC Partnership #2 are investors who became partners through a private placement offering. The FMTC Partnership #2 is not the same partnership as the FMTC Partnership #1 or the Fidelity Partnership.

3. FMR Corp.'s affiliates transferred their general partner interests in the Fidelity Partnership and the FMTC Partnership #2 and their voting stock interest in the FMTC Corporation to DDJ Capital Management, LLC and its affiliates, and terminated their investment management agreements with those partnerships.

4. FMTC Corporation's decision to purchase Liberte Shares was made based on its separate investment philosophy and goals and portfolio planning. Although each of the Fidelity Partnership, the FMTC Partnership #1 and the FMTC Corporation had a common portfolio manager, and although Fidelity Management & Research Company and FMTC may have simultaneously entered purchase orders on behalf of several funds or investment accounts, FMTC Corporation's decision to purchase Liberte shares was not based upon the fact that the Fidelity Partnership or FMTC Partnership #1 already owned, or would or would not also be purchasing, Liberte shares.

5. Assuming that the Liberte shares owned by the FMTC Corporation were attributed to the Fidelity Partnership #2, and assuming that the Liberte shares owned by the Fidelity Partnership and the FMTC Partnership #1 and the Liberte shares attributed to the FMTC Partnership #2 -- but only
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Liberte Investors
April ___, 1996
Page 3


         such shares -- were attributed to, and considered as owned by, their respective partners in proportion to their percentage interests in the Fidelity Partnership, the FMTC Partnership #1 or the FMTC Partnership #2, respectively, and assuming each partner of the Fidelity Partnership, the FMTC Partnership #1 and the FMTC Partnership #2 was attributed, and considered to own, all of the Liberte Shares owned by the Fidelity Partnership, the FMTC Partnership #1, the FMTC Partnership #2, and the FMTC Corporation that such partner was deemed to own for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (but only such shares), up until March 1, 1996 (when FMR Corp.'s affiliates transferred their interests in the Fidelity Partnership, the FMTC Partnership #2, and the FMTC Corporation to DDJ Capital Management, LLC and its affiliates), no partner of either the Fidelity Partnership, the FMTC Partnership #1 or the FMTC Partnership #2 owned or had owned more than 573,506 Liberte Shares.


                                                     Sincerely yours,

                                   EXHIBIT B

                           DDJ CAPITAL MANAGEMENT LLC
                                   [ADDRESS]

                                April ___, 1996


Liberte Investors
600 N. Pearl Street, Suite 420
Lock Box 168
Dallas, Texas 75201

Attn:    Robert T. Enloe, III
         President

Gentlemen:

         As you know, DDJ Capital Management, LLC filed a Schedule 13D dated March 12, 1996 with the SEC with respect to Liberte Investors (the "Schedule 13D"). The Schedule 13D reports Liberte shares of beneficial interest held directly by The Copernicus Fund, L.P. ("Copernicus") and The Galileo Fund, L.P. ("Galileo").

         You have requested that I verify certain aspects of Copernicus' and Galileo's ownership of Liberte shares in order to satisfy any duty of inquiry you might have under the Internal Revenue Code. In order to cooperate with you, this letter sets forth certain statements of fact. Although we understand that you will be using the statements of fact and making your own determination with respect to how the Internal Revenue Code applies with respect to Copernicus and Galileo and their partners' direct or indirect ownership of Liberte shares, DDJ Capital Management, LLC is not making any statement with regard to, nor taking any responsibility for, the legal conclusions that may be drawn from these factual statements, nor is DDJ Capital Management, LLC making any statement with regard to, or taking any responsibility for, any tax effects to Liberte which occur as a result of Copernicus and Galileo's ownership of Liberte shares.

         Under penalties of perjury, I hereby state as follows:

         1. 535,000 of the Liberte shares reported in the Schedule 13D are owned by Copernicus, which is a single entity which is a ______________ limited partnership. Copernicus is not the same partnership referred to in paragraph 2 below.

         2. 225,600 of the Liberte shares reported in the Schedule 13D are owned by Galileo, which is a single entity which is a _____________ limited partnership. Galileo is not the same partnership referred to in paragraph 1 above.
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Liberte Investors
March ___, 1996
Page 2


         3. Assuming that the Liberte shares owned by Copernicus and Galileo -- but only such shares -- are attributed to, and considered as owned by, their respective partners in proportion to their percentage interests in Copernicus and Galileo, respectively, and assuming each partner of Copernicus and Galileo is attributed, and considered to own, all of the Liberte shares owned by Copernicus and Galileo that such partner is deemed to own for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (but only such shares), on and after March 1, 1996, no partner of either Copernicus or Galileo has owned more than 573,506 Liberte shares.

                                                        Sincerely yours,

                                   EXHIBIT C

                           REPRESENTATION CERTIFICATE
                                       OF
                               EDWARD W. ROSE III


         Edward W. Rose III ("Rose") hereby makes the following representations to Hughes & Luce, L.L.P. ("H&L") in connection with the opinion of H&L that is being delivered to Liberte Investors, a Massachusetts business trust (the "Trust"), and Hunter's Glen/Ford, Ltd. (the "Purchaser") with respect to certain federal income tax consequences of the reorganization (the "Reorganization") of the Trust into a Delaware corporation called Liberte Investors Inc. (the "Company"), and the issuance by the Company (the "Stock Purchase") of 8,102,439 shares of the Company's common stock, par value $.01 per share (the "Common Stock") to the Purchaser. The undersigned hereby certifies that H&L may rely on the representations set forth herein in rendering its opinion.

         1. As of the date hereof, Rose, his parents, his wife and her parents, his children, grandchildren and other lineal descendants, and any trust for any of their benefit (the "Rose Family"), do not own any more or any less shares of beneficial interest in the Trust other than those shares disclosed as owned by a member of the Rose Family in the Schedule 13D, Amendment No. 8, with respect to the Trust filed by Rose and Willowwood Partners, L.P. with the Securities and Exchange Commission on February 7, 1996.

         2. As of the Closing Date, no person will have an immediate or contingent right to acquire any of the Common Stock to be received in the Reorganization by any member of the Rose Family pursuant to a purchase agreement, option, pledge, security agreement or any other type of instrument, other than pursuant to an option, pledge and/or security agreement in a typical lending transaction subject to customary commercial conditions which is described in section 1.382-4(d)(7)(ii) of the Tax Regulations.

         IN WITNESS WHEREOF, I have executed this Representation Certificate as of the 1st day of April, 1996.

                                                Edward W. Rose III


                                                ________________________________


                                      -1-
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                                   EXHIBIT D

                         REPRESENTATION OF CERTIFICATE
                                       OF
                           WILLOWWOOD PARTNERS, L.P.

         Willowwood Partners, L.P. ("Willowwood") hereby makes the following representations to Hughes & Luce, L.L.P. ("H&L") in connection with the opinion of H&L that is being delivered to Liberte Investors, a Massachusetts business trust (the "Trust"), and Hunter's Glen/Ford, Ltd. (the "Purchaser") with respect to certain federal income tax consequences of the reorganization (the "Reorganization") of the Trust into a Delaware corporation called Liberte Investors Inc. (the "Company"), and the issuance by the Company (the "Stock Purchase") of 8,102,439 shares of the Company's common stock, par value $.01 per share (the "Common Stock") to the Purchaser. The undersigned hereby certifies that he is a general partner of the Purchaser and that he is authorized to execute and deliver this Certificate for and in the name of the Purchaser and that H&L may rely on the representations set forth herein in rendering its opinion. To the extent this Certificate covers matters not within the primary responsibility of the undersigned, the undersigned has reviewed such matters with, and relied on, the other partners, employees and/or other agents or the Purchaser having primary responsibility with respect thereto.

         1. As of the date hereof, Willowwood does not own any more or any less shares of beneficial interest in the Trust other than those shares disclosed as owned by Willowwood in the Schedule 13D, Amendment No. 8, with respect to the Trust filed by Edward W. Rose III and Willowwood with the Securities and Exchange Commission on February 7, 1996.

         2. As of the Closing Date, no person will have an immediate or contingent right to acquire any of the Common Stock to be received in the Reorganization by Willowwood pursuant to a purchase agreement, option, pledge, security agreement or any other type of instrument, other than pursuant to an option, pledge and/or security agreement in a typical lending transaction subject to customary commercial conditions which is described in section 1.382-4(d)(7)(ii) of the Tax Regulations, and other than pursuant to rights the partners of Willowwood may have pursuant to Willowwood's Agreement of Limited Partnership.

         IN WITNESS WHEREOF, I have executed this Representation Certificate as of the 1st day of April, 1996.

                                           Willowwood Partners, L.P.

                                           By: ________________________________
                                           Name: ______________________________
                                           Its:  General Partner

                                      -1-